EXHIBIT 10.11
THE GOODYEAR TIRE & RUBBER COMPANY
DEFINED BENEFIT EXCESS BENEFIT PLAN
Amended and Restated as of October 7, 2008, effective as of January 1, 2005
This Restatement is to provide provisions for compliance with Section 409A of the Internal Revenue Code for all benefits under this Plan that were not both earned and vested prior to January 1, 2005 within the meaning of Section 409A of the Code (“Post-2004 Benefits”). All provisions of the Plan as last amended on December 21, 2000 apply to the accrued benefits that were earned and vested as of December 31, 2004 within the meaning of Section 409A of the Code (“Pre-2005 Benefits”). Where a prior provision no longer applies, that Section will be shown as the original applying to Pre-2005 Benefits (“Pre-2005 Provisions”) and the revised sections, if any, applying only to Post-2004 Benefits (“Post-2004 Provisions”). Nothing contained herein is intended to materially enhance a benefit or right with respect to Pre-2005 Benefits under the Plan as of October 3, 2004 or add a new material benefit or right to such Pre-2005 Benefits.
          WHEREAS, The Goodyear Tire & Rubber Company desires to establish an excess benefit plan for the purpose of providing supplemental retirement benefits on an unfunded basis to a select group of management or highly compensated employees eligible to participate in accordance with the terms hereof, as contemplated by Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“Act”);
          NOW, THEREFORE, said excess benefit plan is hereby amended and restated, effective January 1, 2005 to provide as follows:

ARTICLE I
DEFINITIONS
          For the purposes hereof, the following words and phrases shall have the meanings indicated:
          1. An “Affiliated Employer” shall mean any employer required to be affiliated with the Company under Section 414(b), (c), or (m) of the Internal Revenue Code of 1986, as amended (“Code”).
          2. The “Company” shall mean The Goodyear Tire & Rubber Company, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of The Goodyear Tire & Rubber Company with any other corporation or corporations.
          3. An “Employee” shall mean any person employed by an Employer on a salaried basis and eligible to participate in one of the Retirement Plans.
          4. An “Employer” shall mean the Company and any Affiliated Employer that adopts the Plan as provided in Article VI.
          5. An “Excess Benefit Employee” shall mean any Employee designated by the Chief Executive Officer of the Company and the Vice President of the Company responsible for Human Resources to receive excess retirement benefits under Article II hereof.
          6. “Plan” shall mean the plan as set forth herein, together with all amendments hereto, which shall be called “The Goodyear Tire & Rubber Company Defined Benefit Excess Benefit Plan.”
          7. The “Retirement Plans” shall mean The Goodyear Tire & Rubber Company Salaried Pension Plan and The Goodyear Tire & Rubber Company Retail Pension Plan, as the same shall be in effect on the date of an Employee’s retirement, death, or other termination of employment.

          8. The “Supplementary Plan” shall mean the Goodyear Supplementary Pension Plan, as the same shall be in effect on the date of an Employee’s retirement, death, or other termination of employment.
          All other words and phrases used herein shall have the meanings given them in the Retirement Plans, unless a different meaning is clearly required by the context.
ARTICLE II
EXCESS RETIREMENT BENEFITS
          1. Eligibility. An Excess Benefit Employee who retires, dies, or otherwise terminates employment with an Employer under conditions that make such Excess Benefit Employee or beneficiary eligible for a benefit under the Retirement Plans, and whose benefit under the Retirement Plans is less than such person’s benefit determined under the Retirement Plans, as if the limitations on compensation pursuant to Code Section 401(a)(17) and of Code Section 415 were not in effect, shall be eligible for an excess retirement benefit under the Plan, provided, however, that any Excess Benefit Employee who receives a benefit under the Supplementary Plan shall not be eligible for an excess retirement benefit under the Plan.
          2. Amount of Payment.
          (a) (Applies as a Pre-2005 Provision only to Pre-2005 Benefits).
The monthly excess retirement benefit for Pre-2005 Benefits payable to an Excess Benefit Employee or beneficiary shall be in such amount as is required, when added to the monthly benefit based on the benefit earned and vested (within the meaning of Section 409A of the Code) as of December 31, 2004 payable (before the reduction applicable to any optional method of payment) to the Employee or beneficiary under the Retirement Plans, to produce an aggregate monthly benefit equal to the monthly benefit which would have been payable for service through December 31, 2004 (before the reduction applicable to any optional method of payment) to the

Excess Benefit Employee or beneficiary under the Retirement Plans, determined as if the limitations of Code Section 415 and on compensation pursuant to Code Section 401(a)(17) were not in effect. All payments shall be made by the Employer of the Excess Benefit Employee from its general assets. The terms of payment of the excess retirement benefit shall be identical to those specified in the Retirement Plans for the type of payment the Excess Benefit Employee or beneficiary receives under the Retirement Plans.
          (b) (Applies as a Post-2004 Provision only to Post-2004 Benefits)
The amount of the Post-2004 Benefit under this Plan shall be an amount calculated as follows: The amount of the Lump Sum Benefit the Excess Benefit Employee would have been entitled to because of participation in one or more of the Retirement Plans if those plans’ benefits were determined as if the limitations of Code Section 415 and on compensation pursuant to Code Section 401(a)(17) were not in effect, minus the actual Lump Sum Amount that exceeds the present value of the monthly benefit based on the benefit earned and vested (within the meaning of Section 409A of the Code) as of December 31, 2004 (the amount offset in determining the Pre-2005 Benefit in subsection (a) above) the Excess Benefit Employee is entitled to under the Retirement Plans upon separation from service (including retirement).
          (c) The total benefit under the Plan for an Excess Benefit Employee will be the combination of any Pre-2005 Benefit and any Post-2004 Benefit.
ARTICLE III
PAYMENT OF BENEFIT
A. (Applies as a Pre-2005 Provision only to Pre-2005 Benefits)
     Optional Methods of Payment

          1. If one of the optional methods of payment, whether automatic or selected by the Employee, is applicable to the benefit payable to the Employee or beneficiary under the Retirement Plans, then payment of any excess retirement benefit hereunder shall be made in accordance with such option unless a valid election is enforced under Section 2 of this Article III. The amount of the excess retirement benefit payable to an Employee or beneficiary shall be reduced to reflect any such optional method of payment. In making the determination and reductions provided for in this Article III, the Company may rely upon calculations made by the independent actuaries for the Retirement Plans, who shall apply the factors then in use for such purpose in connection with the Retirement Plans.
          2. Effective January 1, 2000, an Employee may have the excess retirement benefit paid in a different optional method of payment than the method that the benefit from any of the Retirement Plans is paid if the employee has a valid election in place. An Employee has a valid election in place if the Employee has filed a written election with the Manager of Pensions and Insurance Operations electing the method of payment for the excess retirement benefit to be paid at least 12 months prior to termination. If the Employee files an election less than twelve (12) months prior to termination, then the method of payment of the excess retirement benefit will be paid pursuant to the last valid election on file, and if no valid election is on file, then the excess retirement benefit will be paid in the same form of payment as the benefit under the Retirement Plans is paid.
B. (Applies as a Post-2004 Provision only to Post-2004 Benefits)
     Time and Form of Payment
          1. Payment of Benefits. All Post-2004 Benefits provided for hereunder shall be paid as a lump sum. Such lump sum payments will be made to any vested Excess Benefit Employee within 90 days after separation from service who is not a Specified Employee. Any vested

Excess Benefit Employee who is a Specified Employee shall be paid such lump sum on the first business day that is more than six months following the date of separation from service. There is no adjustment to be made for the amount of the payment due to the six-month waiting requirement.
          2. Specified Employees. A Specified Employee is an employee who is a specified employee in accordance with Section 409A of the Code. The specified employee identification date for the Plan is December 31 of each year. The specified employee effective date for the Plan is each following January 1.
          3. Separation from service. For purposes of establishing whether an employee has had a separation from service, the employee will be deemed to have a separation from service on the date of termination of employment, if the employee after the date of termination of employment is not reasonably anticipated to provide a level of bona fide services that exceeds 25% of the average level of bona fide services provided by the employee in the immediately preceding 36 months (or the total period of employment, if less than 36 months), within the meaning of Section 409A of tax code.
ARTICLE IV
ADMINISTRATION
          The Plan is a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Accordingly, the Plan shall be construed and administered in the manner appropriate to maintain the Plan’s status as such under the Act. To the extent that the Act applies to the Plan, the Company shall be the “named fiduciary” of and the “plan administrator” of the Plan. The Company shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Employers shall be responsible for making any required benefit payments under the Plan. The Company shall have the sole and absolute authority and power to administer and carry out the provisions of the Plan, except that the Employers shall make any required benefit payments hereunder; to determine all questions relating to eligibility for and the amount of any benefit hereunder and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Company shall deem advisable in the administration of the Plan. All actions taken and decisions made by the Company hereunder be final and binding upon all interested parties.
ARTICLE V
AMENDMENT AND TERMINATION
A.	Right to Amend or Terminate. The Company reserves the right in its sole and absolute discretion to amend or terminate the Plan at any time by action of its Board of Directors subject to the requirements of this Article; provided, however, that no such action shall adversely affect the right of any Employee or beneficiary to any excess retirement benefit determined under the provisions of the Plan previously in effect for any period of time that the Employee was an Excess Benefit Employee or the right of any Employee or beneficiary who is then receiving excess retirement benefit payments hereunder, unless an equivalent benefit is provided under the Retirement Plans or another Company plan.

B.	Nothwithstanding the foregoing, no termination or amendment of this Plan may accelerate payment of Post-2004 Benefits to any Participant except under the following conditions subject to the mandatory six-month delay for Specified Employees:

               (1) The Company may terminate and liquidate the Plan within 12 months of a corporate dissolution taxed under section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier the taxable year in which the amount is actually or constructively received): (a) the calendar year in which the Plan termination and liquidation occurs; (b) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (c) the first calendar year in which the payment is administratively practicable.
               (2) The Company may terminate and liquidate the Plan pursuant to irrevocable action taken by the Board of Directors within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5)), provided that this paragraph will only apply to a payment under a plan if all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.
               (3) The Company may terminate and liquidate the Plan, provided that (a) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (b) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treasury Regulation §1.409-1(c) if any Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (c) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (d) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and (e) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-1(c) if the same service provider participated in both plans, at any time within three years following the date the service recipient takes all necessary action to irrevocably terminate and liquidate the Plan.
ARTICLE VI
ADOPTION BY AFFILIATED EMPLOYERS
          Any Affiliated Employer that at the time is not an Employer hereunder may adopt the Plan and become an Employer hereunder by action of its Board of Directors and by filing written notice thereof with the Company. Each Employer other than the Company shall have the right to withdraw from the Plan by action of its Board of Directors and by filing written notice thereof with the Company, in which event the Employer shall cease to be an Employer for purposes of the Plan; provided, however, that no withdrawal shall affect the right of any Employee or beneficiary to any excess retirement benefit for any period of time that the Employee was an Excess Benefit Employee or the right of any Employee or beneficiary who is then receiving excess retirement benefit payments hereunder.

ARTICLE VII
MISCELLANEOUS
          1. Non-Alienation of Retirement Rights or Benefits. No Employee and no beneficiary of an Employee shall encumber or dispose of such person’s right to receive any payments hereunder. Payments hereunder, or the right thereto, are expressly declared to be non-assignable and non-transferable. If an Employee or beneficiary attempts to assign, transfer, alienate, or encumber the right to receive any payment hereunder or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then thereafter during the life of such Employee or beneficiary, and also during any period in which any Employee or beneficiary is incapable in the judgment of an Employer of attending to personal financial affairs, any payments which an Employer is required to make hereunder may be made, in the sole and absolute discretion of the Employer, either directly to such Employee or beneficiary or to any other person for the future care, use or benefit of such Employee or beneficiary or that of such person’s dependents, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete acquittance to the Employer with respect thereto, and the Employer shall have no responsibility for the proper application thereof.
          2. Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by an Employer to continue employment with the Employer, and nothing herein contained shall be construed as a commitment on the part of an Employer to continue the employment, the annual rate of compensation, or any term or condition of employment of such person for any period, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

          3. Interest of Employee an Unfunded, Unsecured Promise. The provision of this paragraph 3 shall apply notwithstanding any other provision of the Plan to the contrary. All benefits payable under the Plan are payable solely from an Employer’s general assets. The obligation of an Employer under the Plan to provide an Employee or beneficiary a benefit is solely the unfunded, unsecured promise of the Employer to make payments as provided herein. No person shall have any interest in, or a lien or prior claim upon, any property of an Employer with respect to such benefits greater than that of a general creditor of the Employer.
          4. Status at Retirement Controlling. No Employee or beneficiary shall be eligible for an excess retirement benefit under the Plan unless such Employee is an Excess Benefit Employee (as defined in paragraph 5 of Article I) on the date of such Employee’s retirement, death, or other termination of employment.
          5. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against any Employer, its officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
          6. Absence of Liability. No member of the Board of Directors of any Employer nor any officer of any Employer shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by an officer, agent, or employee, or, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.
          7. No Competition. The right of any Employee or beneficiary to an excess retirement benefit will be terminated, or, if payment thereof has begun, all further payments will be discontinued and forfeited in the event such Employee (i) at any time subsequent to the effective date wrongfully discloses any secret process or trade secrets of the Company or any Affiliated Employer, or any of the Company’s subsidiaries, or (ii) engages, either directly or indirectly, as an officer, trustee, employee, consultant, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that within the ten-year period following his retirement the Company’s Board of Directors reasonably determines to be competitive with the Company’s or any of its Affiliated Employers, or any of the Company’s subsidiaries, to a degree materially contrary to the best interests of the Company or any of its Affiliated Employers, or any of the Company’s subsidiaries.
          8. Severability. The invalidity or unenforceability of any particular provision of the Plan shall not effect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
          9. Compliance with Section 409A of the Code. (1) It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.
               (2) Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.
               (3) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409(A)(a)(1) of the Code.
          10. Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Ohio.
          Executed this 22nd day of December, 2008.

THE GOODYEAR TIRE & RUBBER COMPANY
By:	/s/ Joseph B. Ruocco
Joseph B. Ruocco
	Title:	Senior Vice President, Human Resources

ATTEST:
By:	/s/ Bertram Bell
Bertram Bell
Assistant Secretary

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